As filed with the Securities and Exchange Commission on April 25, 2006

Registration
No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-1083890

(I.R.S. Employer Identification Number)

6040 Dutchmans Lane, Suite 200

Louisville, Kentucky 40205

(502) 426-9984

 (Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

G.J. Hart

President and Chief Executive Officer

Texas Roadhouse, Inc.

6040 Dutchmans Lane, Suite 200

Louisville, Kentucky 40205

(502) 426-9984

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William G. Strench

James A. Giesel

Frost Brown Todd LLC

400 West Market Street, Suite 3200

Louisville, Kentucky 40202

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common Stock, $0.001 par value per share	1,334,552	$15.55	$20,752,283	$2,221

(1)     Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low price of the Class A common stock of the Registrant as reported on April 21, 2006 on the Nasdaq National Market.

PROSPECTUS

Texas Roadhouse, Inc.

1,334,552

Class A Common Stock

This prospectus relates to the resale of up to 1,334,552 shares of our Class A common stock by the selling stockholders listed in the section entitled “Selling Stockholders” beginning on page 15 of this prospectus. The shares of common stock offered under this prospectus by the selling stockholders were issued on December 28, 2005, pursuant to a series of agreements to purchase 11 franchise restaurants.

The shares of Class A common stock may be sold from time to time by and for the account of the selling stockholders named in this prospectus. The selling stockholders may sell all or a portion of the shares of Class A common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 17 for additional information on the methods of sale. We will not pay any underwriting discounts or commissions in this offering.

We will not receive any of the proceeds from the sale of the shares of Class A common stock offered by the selling stockholders. The selling stockholders will receive all proceeds from the sale of the shares of Class A common stock being registered.

Our Class A common stock is traded on the Nasdaq National Market under the symbol “TXRH.”  On April 21, 2006, the last reported sale price of our Class A common stock was $15.33 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus or in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

April 25, 2006

TABLE OF CONTENTS

About this Prospectus
Special Note Regarding Forward-Looking Statements
Offering Summary
About Texas Roadhouse
Risk Factors
Use of Proceeds
Description of Capital Stock
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Incorporation of Certain Information by Reference

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, over time, offer and/or sell our Class A common stock in one or more offerings or resales.

You should read the entire prospectus carefully, including “Risk Factors” and the consolidated financial statements and accompanying notes, before making an investment decision. In this prospectus, the terms “our company,” “we,” “our” and “us” refer to Texas Roadhouse, Inc. and its predecessors Texas Roadhouse Holdings LLC and entities under common control, and their successors.

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the Class A common stock offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus may only be accurate on the date of this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events and expectations that constitute forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the other factors discussed under “Risk Factors” elsewhere in this prospectus, factors that could contribute to these differences include, but are not limited to:

•                                          our ability to raise capital in the future;

•                                          our ability to successfully execute our growth strategy;

•                                          our ability to successfully open new restaurants or acquire franchise restaurants;

•                                          our ability to integrate the franchise restaurants which we acquire;

•                                          the continued service of key management personnel;

•                                          health concerns about our food products;

•                                          our ability to attract, motivate and retain qualified employees;

•                                          the impact of federal, state or local government regulations relating to our employees or production and the sale of food and alcoholic beverages;

•                                          the impact of litigation;

•                                          the cost of our principal food products;

•                                          labor shortages or increased labor costs;

•                                          inflationary increases in the costs of construction and real estate;

•                                          changes in consumer preferences and demographic trends;

•                                          increasing competition in the casual dining segment of the restaurant industry;

•                                          our ability to successfully expand into new markets;

•                                          the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support our growth initiatives;

•                                          negative publicity regarding food safety, health concerns and other food or beverage related matters;

•                                          our franchisees’ adherence to our practices, policies and procedures;

•                                          potential fluctuation in our quarterly operating results due to seasonality and other factors;

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•                                          supply and delivery shortages or interruptions;

•                                          inadequate protection of our intellectual property;

•                                          volatility of actuarially determined insurance losses and loss estimates;

•                                          adoption of new, or changes in existing, accounting policies and practices;

•                                          adverse weather conditions which impact guest traffic at our restaurants; and

•                                          adverse economic conditions.

The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

Other risks, uncertainties and factors, including those discussed under “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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OFFERING SUMMARY

Class A common stock that may be offered by selling stockholders	1,334,552

Class A common stock to be outstanding after this offering	68,213,662*

Use of proceeds	We will not receive any proceeds.

*The number of shares to be outstanding after this offering is based on the number of shares outstanding as of February 13, 2006.

ABOUT TEXAS ROADHOUSE

Texas Roadhouse is a growing, moderately priced, full-service restaurant chain. Our founder and chairman, W. Kent Taylor, started the business in 1993. Our mission statement is “Legendary Food, Legendary Service.” Our operating strategy is designed to position each of our restaurants as the local hometown destination for a broad segment of consumers seeking high quality, affordable meals served with friendly, attentive service. As of December 27, 2005, 221 Texas Roadhouse restaurants were operating in 41 states. We owned and operated 127 restaurants in 33 states, and franchised and licensed an additional 94 restaurants in 22 states. We purchased 11 of these franchise restaurants on December 28, 2005.

We offer an assortment of specially seasoned and aged steaks hand-cut daily on the premises and cooked to order over open gas-fired grills. We also offer our customers, whom we call our guests, a selection of ribs, fish, chicken and vegetable plates, and an assortment of hamburgers, salads and sandwiches. The majority of our entrees include two made-from-scratch side items, and we offer all our guests a free unlimited supply of roasted in-shell peanuts and made-from-scratch yeast rolls.

On December 28, 2005, we completed the acquisition of 11 franchise restaurants.  Pursuant to the terms of the various acquisition agreements, we issued an aggregate of 2,486,997 shares of our Class A common stock to the selling stockholders. We issued these shares without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.  In connection with the acquisitions, we also entered into a registration rights agreement that provides the holders of these securities with the ability to request registration of the securities for resale.  Subject to certain limitations, the shares may be resold pursuant to the registration statement only during ten-day trading window periods following announcements of our earnings after the requested registration statement has become effective. These shares are being offered on a continuous basis under Rule 415 of the Securities Act of 1933.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our Class A common stock. If any of the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially harmed. In any such case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. When determining whether to buy our Class A common stock, you should also refer to the other information in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

If we fail to manage our growth effectively, it could harm our business.

Failure to manage our growth effectively could harm our business. We have grown significantly since our inception and intend to grow substantially in the future. Our existing restaurant management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain management and operating personnel. We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure. If we are unable to manage our growth effectively, our business and operating results could be materially adversely impacted.

You should not rely on past increases in our average unit volumes or our comparable restaurant sales as an indication of our future results of operations because they may fluctuate significantly.

A number of factors have historically affected, and will continue to affect, our average unit volumes and comparable restaurant sales, including, among other factors:

•                                          our ability to execute our business strategy effectively;

•                                          unusually strong initial sales performance by new restaurants;

•                                          competition;

•                                          weather and acts of God;

•                                          consumer trends;

•                                          introduction of new menu items; and

•                                          general regional and national economic conditions.

Our average unit volumes and comparable restaurant sales may not increase at rates achieved over the past several years. Changes in our average unit volumes and comparable restaurant sales could cause the price of our Class A common stock to fluctuate substantially.

Our growth strategy, which primarily depends on our ability to open new restaurants that are profitable, is subject to many factors, some of which are beyond our control.

Our objective is to grow our business and increase shareholder value by (1) expanding our base of company restaurants (and, to a lesser extent, franchise restaurants) that are profitable and (2) increasing sales and profits at existing restaurants. While both these methods of achieving our objective are important to us, historically the most significant means of achieving our objective has been through opening new restaurants and operating these restaurants on a profitable basis. We expect this to continue to be the case in the future.

We cannot assure you that we will be able to open new restaurants in accordance with our expansion plans. We have experienced delays in opening some of our restaurants in the past and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our growth strategy. One of our biggest challenges in executing our growth strategy is locating and securing an adequate supply of suitable new restaurant sites. Competition for suitable restaurant sites in our target markets is intense and we cannot assure you that we will be able to find sufficient suitable locations, or suitable purchase or lease terms, for our planned expansion in any future period. Our ability to open new restaurants will also depend on numerous other factors, some of which are beyond our control, including, but not limited to, the following:

•                                          our ability to hire, train and retain qualified operating personnel, especially market partners and managing partners;

•                                          the availability of construction materials and labor;

•                                          our ability to control construction and development costs of new restaurants;

•                                          our ability to secure required governmental approvals and permits in a timely manner, or at all;

•                                          our ability to secure liquor licenses;

•                                          the cost and availability of capital to fund construction costs and pre-opening expenses;  and

•                                          weather and acts of God.

Once opened, we anticipate that our new restaurants will generally take several months to reach planned operating levels due to start-up inefficiencies typically associated with new restaurants. We cannot assure you that any restaurant we open will be profitable or obtain operating results similar to those of our existing restaurants. Our ability to operate new restaurants profitably will depend on numerous factors, some of which are beyond our control, including, but not limited to, the following:

•                                          competition;

•                                          consumer acceptance of our restaurants in new markets;

•                                          the ability of the market partner and the managing partner to execute our business strategy at the new restaurant;

•                                          general regional and national economic conditions;

•                                          changes in government regulation; and

•                                          road construction and other factors limiting access to the restaurant.

Our failure to successfully open new restaurants that are profitable in accordance with our growth strategy could harm our business and future prospects.

Our franchisees could take actions that could harm our business.

Our franchisees are contractually obligated to operate their restaurants in accordance with Texas Roadhouse standards. We also provide training and support to franchisees. However, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchise restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with our standards, the Texas Roadhouse image and reputation could be harmed, which in turn could adversely affect our business and operating results.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a number of factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•                                          the timing of new restaurant openings and related expenses;

•                                          restaurant operating costs for our newly-opened restaurants, which are often materially greater during the first several months of operation than thereafter;

•                                          labor availability and costs for hourly and management personnel;

•                                          profitability of our restaurants, especially in new markets;

•                                          changes in interest rates;

•                                          increases and decreases in average unit volumes and comparable restaurant sales;

•                                          impairment of long-lived assets, including goodwill, and any loss on restaurant closures;

•                                          general economic conditions, both nationally and locally;

•                                          negative publicity relating to the consumption of beef or other products we serve;

•                                          changes in consumer preferences and competitive conditions;

•                                          expansion to new markets;

•                                          increases in infrastructure costs; and

•                                          fluctuations in commodity prices.

Our business is also subject to minor seasonal fluctuations. Historically, sales in most of our restaurants have been higher during the winter and summer months of each year. As a result, our quarterly operating results and comparable restaurant sales may fluctuate as a result of seasonality. Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year and comparable restaurant sales for any particular future period may decrease. In the future, operating results may fall below the expectations of securities analysts and investors. In that event, the price of our Class A common stock would likely decrease.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued services and performance of our key management personnel, particularly G.J. Hart, our president and chief executive officer; Scott M. Colosi, our chief financial officer; Steven L. Ortiz, our chief operating officer; and W. Kent Taylor, our founder and chairman. Our future performance will depend on our ability to motivate and retain these and other key officers and managers, particularly market partners and managing partners. Competition for these employees is intense. The loss of the services of members of our senior management or other key officers or managers or the inability to attract additional qualified personnel as needed could materially harm our business.

Our failure or inability to enforce our trademarks or other proprietary rights could adversely affect our competitive position or the value of our brand.

We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, including the Texas Roadhouse® name and logo, and proprietary rights relating to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

We cannot assure you that third parties will not claim that our trademarks or menu offerings infringe upon their proprietary rights. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations, and financial condition or liquidity.

We may need additional capital in the future and it may not be available on acceptable terms.

The development of our business may require significant additional capital in the future to, among other things, fund our operations and growth strategy. We have historically relied upon bank financing and private sales of equity interests in certain restaurants to fund our operations. Going forward, we will continue to rely on bank financing and also expect to access the debt and equity capital markets. There can be no assurance, however, that these sources of financing will be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and our ability to incur additional debt in compliance with agreements governing our outstanding debt. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our growth could be impeded.

Our existing credit facility limits our ability to incur additional debt.

Our credit facility prohibits us from incurring additional debt outside the facility except for equipment financing up to $3 million, unsecured debt up to $500,000, up to $20 million of debt incurred by majority-owned companies formed to own new restaurants and up to $30 million in debt assumed in connection with acquiring franchise restaurants. Additionally, the lenders’ obligation to extend credit under the facility depends on our maintaining certain financial covenants, including a minimum consolidated fixed charge coverage ratio of 1.50 to 1.00 and a maximum consolidated leverage ratio of 3.00 to 1.00. If we are unable to maintain these ratios, we would be unable to obtain additional financing under this facility.

We have also entered into other loan agreements with other lenders to finance various restaurants which impose financial covenants. Our loan agreement for our Mesquite, Texas restaurant requires us to maintain a minimum consolidated fixed charge coverage ratio of 1.20 to 1.00. Our loan agreement with another lender for our Pasadena, Texas restaurant also requires a minimum consolidated fixed charge coverage ratio of 1.20 to 1.00. Our loan agreement with a third lender for our New Philadelphia, Ohio restaurant requires a minimum fixed charge coverage ratio of 1.30 to 1.00. We have multiple loan agreements with a fourth lender for our restaurants located in Peoria, Arizona, Charlotte, North Carolina, and Wilmington, North Carolina, each of which imposes a covenant to maintain a debt coverage ratio of 1.20 to 1.00. Finally, in connection with our recent acquisition of certain franchise restaurants, we assumed obligations under multiple loan agreements with a fifth and a sixth lender for our restaurants located in Colorado Springs, Colorado, Fort Wright, Kentucky, Hamilton, Ohio, Lima, Ohio, Milford, Ohio,

Springfield, Ohio and Stow, Ohio. All of the loan agreements with the fifth lender impose a covenant to maintain a minimum fixed charge coverage ratio of 1.25 to 1.00, except for one agreement which imposes a minimum fixed charge coverage ratio of 1.20 to 1.00. The loan agreement with the sixth lender imposes a minimum cash flow coverage ratio of 1.35 to 1.00. A default under these loan agreements could result in a default under our existing credit facility, which in turn would limit our ability to secure additional funds under that facility. We are currently in compliance with all of our lenders’ covenants. None of our other long-term loan agreements imposes financial covenants or otherwise limits our ability to borrow.

The acquisition of existing restaurants from our franchisees and licensees may have unanticipated consequences that could harm our business and our financial condition.

We have previously announced our intention to selectively acquire existing restaurants from our franchisees or licensees. To do so, we will need to identify suitable acquisition candidates, negotiate acceptable acquisition terms if not already addressed in the franchise agreement, and obtain appropriate financing. Any acquisition that we pursue, whether or not successfully completed, may involve risks, including:

•                                          material adverse effects on our operating results, particularly in the fiscal quarters immediately following the acquisition as the acquired restaurants are integrated into our operations;

•                                          risks associated with entering into markets or conducting operations where we have no or limited prior experience; and

•                                          the diversion of management’s attention from other business concerns.

Future acquisitions of existing restaurants from our franchisees or licensees, which may be accomplished through a cash purchase transaction, the issuance of shares of our Class A common stock or a combination of both, could have a dilutive impact on holders of our Class A common stock, and result in the incurrence of debt and contingent liabilities and impairment charges related to goodwill and other tangible and intangible assets, any of which could harm our business and financial condition.

Approximately 22% of our company restaurants are located in Texas and, as a result, we are sensitive to economic and other trends and developments in that state.

As of December 27, 2005, we operated a total of 28 company restaurants in Texas. As a result, we are particularly susceptible to adverse trends and economic conditions in this state, including its labor market. In addition, given our geographic concentration in this state, negative publicity regarding any of our restaurants in Texas could have a material adverse effect on our business and operations, as could other occurrences in Texas such as local strikes, energy shortages or increases in energy prices, droughts, earthquakes, fires or other natural disasters.

Our expansion into new markets may present increased risks due to our unfamiliarity with the area.

Some of our new restaurants will be located in areas where we have little or no meaningful experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful than restaurants in our existing markets. An additional risk of expanding into new markets is the lack of market awareness of the Texas Roadhouse® brand. Restaurants opened in new markets may open at lower average weekly sales volumes than restaurants opened in existing markets, and may have higher restaurant-level operating expense ratios than in existing markets. Sales at restaurants opened in new markets may take longer to reach average unit volumes, if at all, thereby affecting our overall profitability.

Risks Relating to the Food Service Industry

Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our food products. Shifts in consumer preferences away from our restaurants or cuisine, particularly beef, would harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty like that which followed the terrorist attacks on the United States on September 11, 2001. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business, financial condition and liquidity.

Our success depends on our ability to compete with many food service businesses.

The restaurant industry is intensely competitive and we compete with many well-established food service companies on the basis of taste, quality and price of products offered, guest service, atmosphere, location and overall guest experience. Our competitors include a large and diverse group of restaurant chains and individual restaurants that range from independent local operators that have opened restaurants in various markets to well-capitalized national restaurant companies. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the casual dining restaurant industry better than we can. As our competitors expand their operations, we expect competition to intensify. We also compete with other restaurant chains and other retail businesses for quality site locations and hourly employees.

Changes in food and supply costs could adversely affect our results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Any increase in food prices, particularly proteins, could adversely affect our operating results. In addition, we are susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions, food safety concerns, product recalls and government regulations. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, because we provide a moderately priced product, we may not seek to or be able to pass along price increases to our guests.

We currently purchase most of our beef from one of the largest beef suppliers in the country. If this vendor were unable to fulfill its obligations under its contracts, we could encounter supply shortages and incur higher costs to secure adequate supplies, either of which would harm our business.

The food service industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause guests to avoid our restaurants and result in significant liabilities or litigation costs.

Food service businesses can be adversely affected by litigation and complaints from guests, consumer groups or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging guests from eating at our restaurants. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs regardless of the result.

In June 2004, we voluntarily closed our Fort Collins, Colorado restaurant for two days while local health officials investigated reports from more than 200 customers and employees that had become ill with flu-like symptoms after spending time in the restaurant on one Saturday. None of the persons interviewed was hospitalized. We understand that investigators for the local health authorities have concluded that the illnesses were caused by a norovirus. This is a common virus that is rapidly transmitted by person-to-person contact in enclosed spaces such as restaurants, nursing homes and hospitals, schools and day care centers and vacation settings including cruise ships. According to the Centers for Disease Control, an estimated 23 million cases of acute gastroenteritis annually are due to norovirus infection. Local health department officials were unable to determine the cause of the norovirus outbreak in our restaurant. To date, the incident has not had an adverse impact on any of our restaurants other than the one where it occurred, and no lawsuits or other proceedings have been initiated as a result of the incident. Continued adverse publicity or legal proceedings arising from the incident could harm our business.

Health concerns relating to the consumption of beef or other food products could affect consumer preferences and could negatively impact our results of operations.

Like other restaurant chains, consumer preferences could be affected by health concerns about the consumption of beef, the key ingredient in many of our menu items, or negative publicity concerning food quality, illness and injury generally. In recent years there has been negative publicity concerning e-coli, hepatitis A, “mad cow,” “foot-and-mouth” disease and “bird flu.” This negative publicity, as well as any other negative publicity concerning food products we serve, may adversely affect demand for our food and could result in a decrease in guest traffic to our restaurants. If we react to the negative publicity by changing our concept or our menu, we may lose guests who do not prefer the new concept or menu, and may not be able to attract sufficient new guests to produce the revenue needed to make our restaurants profitable. In addition, we may have different or additional competitors for our intended guests as a result of a change in our concept and may not be able to compete successfully against those competitors. A decrease in guest traffic to our restaurants as a result of these health concerns or negative publicity or as a result of a change in our menu or concept could materially harm our business.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including restaurant managers and staff, to keep pace with our growth strategy. If we are unable to do so, our results of operations may be adversely affected.

We may not be able to obtain and maintain licenses and permits necessary to operate our restaurants and compliance with laws could adversely affect our operating results.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain these licenses, permits and approvals, including liquor licenses, could adversely affect our operating results. Difficulties or failure to obtain the required licenses and approvals could delay or result in our decision to cancel the opening of new restaurants. Local authorities may revoke, suspend or deny renewal of our liquor licenses if they determine that our conduct violates applicable regulations.

In addition to our having to comply with these licensing requirements, various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, citizenship requirements and sales taxes. A number of factors could adversely affect our operating results, including:

•                                          additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits;

•                                          increased tax reporting and tax payment requirements for employees who receive gratuities;

•                                          a reduction in the number of states that allow gratuities to be credited toward minimum wage requirements; and

•                                          increased employee litigation including claims relating to the Fair Labor Standards Act.

The federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment. Although our restaurants are designed to be accessible to the disabled, we could be required to make modifications to our restaurants to provide service to, or make reasonable accommodations for disabled persons.

Complaints or litigation may hurt us.

Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims, claims from franchisees and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, or we could become subject to class action lawsuits related to these matters in the future. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, we are subject to “dram shop” statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments, including punitive damages, under dram shop statutes. Because a plaintiff may seek punitive damages, which may not be covered by insurance, this type of action could have an adverse impact on our financial condition and results of operations. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition, results of operations and liquidity. Further, adverse publicity resulting from these allegations may materially adversely affect us and our restaurants.

Our current insurance may not provide adequate levels of coverage against claims.

We currently maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, such as losses due to natural disasters or acts of terrorism. Such damages could have a material adverse effect on our business and results of operations. In addition, we self-insure a significant portion of expected losses under our workers compensation, general liability and property insurance programs. Unanticipated changes in the actuarial assumptions and management estimates underlying our reserves for these losses could result in materially different amounts of expense under these programs, which could have a material adverse effect on our financial condition, results of operations and liquidity.

Risks Related to This Offering

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our certificate of incorporation and by-laws contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions include, among other things, elimination of stockholder action by written consent, advance notice for raising business or making nominations at meetings and “blank check” preferred stock. Blank check preferred stock enables our Board of Directors, without approval of the Class A stockholders, to designate and issue additional series of preferred stock with such dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion as our Board of Directors may determine. The issuance of blank check preferred stock may adversely affect the voting and other rights of the holders of our common stock as our Board of Directors may designate and issue preferred stock with terms that are senior to our common stock. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their Class A common stock. See “Description of Capital Stock.”

The Delaware General Corporation Law prohibits us from engaging in “business combinations” with “interested shareholders” (with some exceptions) unless such transaction is approved in a prescribed manner. The existence of this provision could have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for our common stock.

There may be an adverse effect on the value of our Class A common stock due to the disparate voting rights of our Class A common stock and our Class B common stock.

The holders of our Class A common stock and Class B common stock generally have identical rights except that (1) on all matters to be voted on by stockholders, holders of our Class A common stock are entitled to one vote per share while holders of our Class B common stock are entitled to ten votes per share, and (2) holders of our Class A common stock are not entitled to vote on any alteration of the powers, preferences or special rights of the Class B common stock that would not adversely affect the holders of our Class A common stock. The difference in the voting rights of our Class A common stock and Class B common stock could adversely affect the value of the Class A common stock to the extent that any investor or potential future purchaser of our Class A common stock ascribes value to the superior voting rights of our Class B common stock. See “Description of Capital Stock” for a description of our common stock and rights associated with it.

Our founder and chairman controls our company and this control could inhibit potential changes of control.

As of February 13, 2006, our founder and chairman, W. Kent Taylor, beneficially owned all of our outstanding shares of Class B common stock and 13,945,312 shares of Class A common stock, representing approximately 55% of our voting power. As a result, Mr. Taylor has the ability to control our management and affairs and the outcome of all matters requiring stockholder approval, including the election and removal of our entire Board of Directors, and any merger, consolidation or sale of all or substantially all of our assets. The Class B common stock has ten votes per share, while Class A common stock has one vote per share. While this dual-class structure is in effect, Mr. Taylor is able to control all matters submitted to our stockholders even if in the future he were to own significantly less than 50% of the equity of our company. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our businesses. As a result, the market price of Class A common stock could be adversely affected.

Our founder and chairman controls our company and his interests may differ from your interests.

As a result of W. Kent Taylor’s controlling interest in our company as described above, Mr. Taylor is able to exercise a controlling influence over our business and affairs and to unilaterally determine the outcome of any matter submitted to a vote of our stockholders. Mr. Taylor’s interests in our company may differ from the interests of our other stockholders, and Mr. Taylor could take actions or make decisions that are not in your best interests.

We have no plans to pay cash dividends.

We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

As a holding company, we depend on distributions from our subsidiaries.

We hold our restaurants and our other operating assets through wholly-owned subsidiaries. Because of our holding company structure, we depend upon distributions from our subsidiaries to meet our obligations. Our subsidiaries may pay distributions to Texas Roadhouse, Inc. only as long as those distributions would not cause the subsidiary’s liabilities to exceed its assets or render the subsidiary unable to pay its obligations as they become due in the ordinary course of business. Restrictions on our ability to access operating cash flow from our operating subsidiaries could restrict our growth and make it more difficult to execute our business strategy.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the terms of these documents. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, 8,000,000 shares of Class B common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Of the authorized shares of common stock, as of February 13, 2006 there was outstanding:

•                                          68,213,662 shares of Class A common stock; and

•                                          5,265,376 shares of Class B common stock, all of which is held by W. Kent Taylor.

The material terms and provisions of our certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the certificate of incorporation and bylaws filed with the registration statement of which this prospectus forms a part, and to the Delaware General Corporation Law.

Dividends

Subject to the rights of the holders of any preferred stock that may be outstanding, holders of Class A common stock are entitled to receive, share for share with holders of Class B common stock, dividends as may be declared by our Board of Directors out of funds legally available to pay dividends, and, in the event of liquidation, to share pro rata with the holders of Class B common stock in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

Voting Rights

Except as required by Delaware law or except as otherwise provided in our certificate of incorporation, Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A common stock is entitled to one vote for each share held of record on the applicable record date for all of these matters. Holders of Class A common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A common stock. All outstanding shares of Class A common stock are, and the shares of Class A common stock offered in this prospectus will be when issued, fully paid and nonassessable. Additionally, our certificate of incorporation requires that we reserve and keep available out of authorized but unissued Class A common stock, solely for conversion of shares of Class B common stock, sufficient shares to convert all outstanding shares of Class B common stock.

Class B common stock is identical in all respects to Class A common stock, except with respect to voting and conversion rights. Class A common stock and Class B common stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class B common stock is entitled to ten votes for each share held of record on the applicable record date for all of these matters. W. Kent Taylor, or other entities controlled by him, will be the only holders of shares of Class B common stock.

Conversion Rights

Each share of our Class B common stock is automatically convertible into one share of Class A common stock upon the earliest of:

•                                          the date such share ceases to be beneficially owned, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, by W. Kent Taylor;

•                                          the date that W. Kent Taylor ceases to beneficially own at least 20% of the outstanding shares of our common stock;

•                                          the death or permanent disability of W. Kent Taylor; or

•                                          September 30, 2009.

In addition, each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder. The one-to-one conversion ratio will be equitably preserved in the event of any stock dividend, stock split or combination or merger, consolidation or other reorganization of Texas Roadhouse with another entity.

Preferred Stock

Our Board of Directors is authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, but are not limited to, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

Our Board of Directors has the authority to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of our common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding common stock. We have no present plans to issue any shares of preferred stock.

Transfer Agent

National City Bank is the transfer agent and registrar for shares of our common stock.

Delaware Law and Certain Charter and Bylaw Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested” stockholders for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested” stockholder is a person who, alone or together with his affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. The statutory restrictions will not apply to a business combination between our company and W. Kent Taylor because Mr. Taylor became an interested stockholder before our company became subject to Section 203. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.

Our bylaws provide that:

•                                          any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•                                          special meetings of the stockholders may be called by our Board of Directors, the chairman of our Board of Directors, our Chief Executive Officer or our President and shall be called by our Secretary at the written request of at least 50% in voting power of all capital stock outstanding and entitled to cast votes at the meeting.

Our bylaws provide that, in order for any stockholder business (other than stockholder nominations of directors) to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. For business to be properly brought before a meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, the stockholder must have given timely notice thereof in writing to our Secretary, and the notice must comply with the procedures set forth in our bylaws. A stockholder’s notice, to be timely, must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days before the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days before the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a stockholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

Our bylaws also provide that subject to the rights of holders of any class or series of capital stock then outstanding, nominations for the election or re-election of directors at a meeting of the stockholders may be made by any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in our bylaws and who is a stockholder of record at the time notice is delivered to our Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election or re-election as directors at an annual meeting only if timely notice of the stockholder’s intent to make such a nomination has been given in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days before the one year anniversary of the date of our proxy statement issued in connection with the prior year’s annual meeting in the case of an annual meeting, and not less than 60 calendar days before the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for the special meeting, then a stockholder’s notice will be timely if it is received at our principal executive offices within 10 days following the date public notice of the meeting date is first given, whether by press release or other public filing.

The purpose of requiring stockholders to give us advance notice of nominations and other stockholder business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. These provisions could also delay stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholders’ meeting.

As discussed above, our Class B common stock has ten votes per share, while Class A common stock, which is the class of stock we are selling in this offering and which is the only class of stock that is publicly traded, has one vote per share. 100% of our Class B common stock is controlled by W. Kent Taylor. Until our dual class structure terminates, W. Kent Taylor will be able to control all matters submitted to our stockholders for approval even if he owns significantly less than 50% of the number of shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Limitation of Liability and Indemnification of Officers and Directors

Our bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of Texas Roadhouse, Inc. or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or unlawful stock repurchases as provided in Section 174 of the Delaware General Corporation Law or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. Finally, this provision applies to an officer of a corporation only if he or she is a director of the corporation and is acting in his capacity as director, and does not apply to the officers of the corporation who are not directors.

We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers, and we intend to obtain greater coverage. We also intend to enter into indemnification agreements with our directors and executive officers.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of shares of Class A common stock that we issued to them pursuant to a series of agreements to acquire 11 franchise restaurants. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any and all of the shares that such selling stockholders acquired under the restaurant acquisition agreements.

The following table presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of February 13, 2006. As used in this prospectus, the term “selling stockholder” includes those selling stockholders identified below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Class A Common Stock Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The column “Shares Beneficially Owned After Offering” assumes that the selling stockholders sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all, some or none of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. In addition, we do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with any selling stockholders regarding the sale of any of their shares. Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office, or material relationship with us or any of our predecessors or affiliates.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned before the offering is based on 68,213,662 shares of our Class A common stock actually outstanding as of February 13, 2006.

						Shares Beneficially Owned Following
	Shares Beneficially Owned Before					the Offering as of February 13, 2006
	the Offering as of February 13, 2006							Beneficial
			Beneficial Ownership of					Ownership of
			Class A and Class B					Class A and
			Common Stock		Class A	Class A		Class B Common
	Class A Common Stock		Combined		Common	Common Stock		Stock Combined
		Percent of	Economic	Voting	Stock Being		Percent of	Economic	Voting
Name	Number	Class	(%)	(%)	Offered	Number	Class	(%)	(%)

Daniel J. Ala (1)	19,301	*	*	*	1,200	18,101	*	*	*
B & T Investments, LLC (2)	122,191	*	*	*	109,971	12,220	*	*	*
Caron, Richard	10,076	*	*	*	8,061	2,015	*	*	*
Dyer & Pine Co. Inc.	2,099	*	*	*	1,679	420	*	*	*
James Feldkamp, Jr.	549	*	*	*	439	110	*	*	*
Albert Fiorini	4,155	*	*	*	3,324	831	*	*	*
Daniel Green	9,650	*	*	*	3,750	5,900	*	*	*
David L. Green	242,225	*	*	*	20,000	222,225	*	*	*
Grace Green	9,650	*	*	*	3,000	6,650	*	*	*
Tammy Green	4,825	*	*	*	1,800	3,025	*	*	*
Steve Halliday	179,484	*	*	*	106,538	72,946	*	*	*
High Wheel, Inc. (3)	47,330	*	*	*	37,863	9,467	*	*	*

						Shares Beneficially Owned Following
	Shares Beneficially Owned Before					the Offering as of February 13, 2006
	the Offering as of February 13, 2006							Beneficial
			Beneficial Ownership of					Ownership of
			Class A and Class B					Class A and
			Common Stock		Class A	Class A		Class B Common
	Class A Common Stock		Combined		Common	Common Stock		Stock Combined
		Percent of	Economic	Voting	Stock Being		Percent of	Economic	Voting
Name	Number	Class	(%)	(%)	Offered	Number	Class	(%)	(%)

Jonathan Hook (4)	20,844	*	*	*	12,459	8,385	*	*	*
Joseph T. Jones	4,825	*	*	*	1,500	3,325	*	*	*
Judd Ventures LLC (5)	36,733	*	*	*	13,823	22,910	*	*	*
Brian Judd	477,611	*	*	*	429,849	47,762	*	*	*
Gerard Lewis	3,051	*	*	*	2,441	610	*	*	*
Harry Lockstadt	3,474	*	*	*	2,779	695	*	*	*
Mitchell Lucas (6)	21,879	*	*	*	5,740	16,139	*	*	*
Howard Markowitz	6,948	*	*	*	5,558	1,390	*	*	*
Richard W. Martinell Trust of Delaware	119,775	*	*	*	103,972	15,803	*	*	*
E. Steven McCafferty	381	*	*	*	305	76	*	*	*
Michael McCafferty	824	*	*	*	659	165	*	*	*
McCafferty Family Limited Partnership (7)	15,359	*	*	*	13,823	1,536	*	*	*
Patrick J. McCafferty Trust (8)	479,426	*	*	*	331,483	147,943	*	*	*
Russell Miller	31,266	*	*	*	25,018	6,248	*	*	*
Neal Niklaus (9)	30,049	*	*	*	14,350	15,699	*	*	*
John Steven Payne	17,370	*	*	*	13,896	3,474	*	*	*
Stephen C. Payne	13,896	*	*	*	11,117	2,779	*	*	*
Kenneth Perez (10)	32,403	*	*	*	9,789	22,614	*	*	*
George Rich	1,217,882	1.8%	1.7	1.0	9,429	1,208,453	1.8%	1.6	1.0
Jack Roschman	13,256	*	*	*	10,605	2,651	*	*	*
Dominic Serratore	1,373	*	*	*	1,098	275	*	*	*
Travis Shearing (11)	2,730	*	*	*	1,000	1,730	*	*	*
John Spickard	22,081	*	*	*	1,665	20,416	*	*	*
Lucy Spickard	5,796	*	*	*	4,637	1,159	*	*	*
Tim Thimmes	1,165	*	*	*	932	233	*	*	*
Lance Walker (12)	13,475	*	*	*	6,000	7,475	*	*	*
Melody Young (13)	4,022	*	*	*	3,000	1,022	*	*	*

*                      Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)               Daniel J. Ala is an employee of the Company.

(2)               Brian Judd is the manager of B&T Investments, LLC.  Mr. Judd has voting and dispositive control with respect to these shares; these shares are not included in Mr. Judd’s individual holdings set forth in the above table.

(3)               The sole shareholder and president of High Wheel, Inc. is Neal Niklaus. Mr. Niklaus is an employee of the Company and has voting and dispositive control with respect to these shares; these shares are not included in Mr. Niklaus’s individual holdings set forth in the above table.

(4)               Jonathan Hook is an employee of the Company.

(5)               Brian Judd is the manager of Judd Ventures LLC. Mr. Judd has voting and dispositive control with respect to these shares; these shares are not included in Mr. Judd’s individual holdings set forth in the above table.

(6)               Mitchell Lucas is an employee of the Company.

(7)               Patrick J. McCafferty is the general partner of the McCafferty Family Limited Partnership. Mr. McCafferty has voting and dispositive control with respect to these shares.

(8)               Patrick J. McCafferty is trustee of the Patrick J. McCafferty Trust. Mr. McCafferty has voting and dispositive control with respect to these shares.

(9)               Neal Niklaus is an employee of the Company.

(10)         Kenneth Perez is an employee of the Company.

(11)         Travis Shearing is an employee of the Company.

(12)         Lance Walker is an employee of the Company.

(13)         Melody Young is an employee of the Company.

PLAN OF DISTRIBUTION

We are registering 1,334,552 shares of Class A common stock under this prospectus on behalf of the selling stockholders. Except as described below, to our knowledge, the selling stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of Class A common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.

The selling stockholders may sell shares under this prospectus only during specified selling windows pursuant to the terms of the registration rights agreement. A selling window will be opened once each quarter in connection with our release of earnings for the prior quarter. Specifically, the window will open on the day that follows the third full trading date after earnings are released and will be open for ten trading days, i.e., days on which the Nasdaq Stock Market is open for trading. In addition, the registration rights agreement limits the aggregate number of the shares issued in connection with the acquisitions that may be sold in any one window to 30% of the average weekly trading volume of the Class A common stock for the four calendar weeks preceding the selling window. If the total number of shares requested to be sold in a particular selling window exceeds that amount, we have the option to reduce each selling stockholder’s sale of shares on a pro rata basis. We may make an exception to the 30% limit if one or more of the selling stockholders arranges for a single broker to purchase a large block of stock. The broker may only purchase and subsequently re-sell shares during the same selling window.

The selling stockholders may decide not to sell any shares. The selling stockholders may from time to time during the selling windows offer some or all of the shares of Class A common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of Class A common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of Class A common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of Class A common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be an underwriter, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the Nasdaq Stock Market, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of Class A common stock may be sold according to one or more of the following methods:

•                  a block trade in which the broker or dealer so engaged will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•                  an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                  privately negotiated transactions;

•                  a combination of such methods of sale; and

•                  any other method permitted pursuant to applicable law.

In connection with sales of the shares of Class A common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A common stock short and during the selling windows deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.

The selling stockholders may also loan or pledge shares of Class A common stock to broker-dealers or other secured parties that in turn may sell such shares during the selling windows. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholders may transfer the shares by other means not described in this prospectus. To the extent a secured party, transferee or other successor in interest desires to offer and sell any shares received from a selling stockholder other than under this prospectus, to the extent required under the Securities Act, an amendment to the prospectus, or a supplemental prospectus, will be filed to amend the list of selling stockholders to include such secured party, transferee or other successor in interest.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq Stock Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus, will be filed disclosing:

•                  the name of any such broker-dealers;

•                  the number of shares involved;

•                  the price at which such shares are to be sold;

•                  the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•                  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•                  other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders have agreed to pay the expenses of registering the shares of Class A common stock under the Securities Act, including registration and filing fees, printing expenses, certain legal and accounting fees, as well as fees of counsel for the selling stockholders incurred in the preparation of the registration statement of which this prospectus forms a part. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities in connection with the offering of the shares of Class A common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. The selling stockholders may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

At any time a particular offer of the shares of Class A common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of Class A common stock. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

Frost Brown Todd LLC, Louisville, Kentucky, is giving an opinion as to the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Texas Roadhouse, Inc. as of December 27, 2005 and December 28, 2004, and for each of the years in the three-year period ended December 27, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 27, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. Our website address is http://www.texasroadhouse.com. Information on our website is not, however, part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings (other than information in a report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such information) we may make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the Securities and Exchange Commission that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

•                                          our annual report on Form 10-K for the year ended December 27, 2005 filed with the SEC on March 7, 2006; and

•                                          the description of our Class A common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed with the SEC on October 1, 2004, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Texas Roadhouse, Inc.

6040 Dutchmans Lane, Suite 200

Louisville, Kentucky 40205

Attn: Investor Relations

(502) 426-9984

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the Class A common stock being registered. The selling stockholders have agreed to reimburse the Registrant for a portion of such expenses. All the amounts shown are estimates, except the SEC registration fee.

SEC Registration Fee	$2,221
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$37,779
Printing and Miscellaneous Expenses	$2,500
Total	$50,000

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Certificate of Incorporation and Bylaws of the registrant provide that the registrant shall indemnify our directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

Article VI of the registrant’s Certificate of Incorporation provides that:

“[n]o director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the General Corporation Law of the State of Delaware; or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.”

In addition, the registrant intends to enter into indemnification agreements with each of its directors and executive officers. These indemnification agreements will provide for the indemnification of directors and executive officers of the registrant to the fullest extent permitted by Delaware law, whether or not expressly provided for in our Bylaws, and set forth the process by which claims for indemnification are considered.

Item 16.                 Exhibits.

The Exhibit Index filed herewith is incorporated herein by reference.

Item 17.                 Undertakings.

A.                                   The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.                                       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.                                     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky on April 24, 2006.

TEXAS ROADHOUSE, INC.

By:	/s/ G. J. Hart
G.J. Hart
President, Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Texas Roadhouse, Inc., hereby severally constitute and appoint W. Kent Taylor, G.J. Hart, Scott M. Colosi and Sheila C. Brown, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement on Form S-3 filed herewith, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Texas Roadhouse, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or any of them, or their substitute or substitutes, to said Registration Statement and any and all pre-effective and post-effective amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. KENT TAYLOR	Chairman of the Company and Board	April 24, 2006
W. Kent Taylor

/s/ G.J. HART	President, Chief Executive Officer,	April 24, 2006
G.J. Hart	Director
(Principal Executive Officer)

/s/ SCOTT M. COLOSI	Chief Financial Officer	April 24, 2006
Scott M. Colosi	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ MARTIN T. HART	Director	April 24, 2006
Martin T. Hart

/s/ GREGORY N. MOORE	Director	April 24, 2006
Gregory N. Moore

/s/ JAMES F. PARKER	Director	April 24, 2006
James F. Parker

/s/ JAMES R. RAMSEY	Director	April 24, 2006
James R. Ramsey

/s/ JAMES R. ZARLEY	Director	April 24, 2006
James R. Zarley

EXHIBIT INDEX

Exhibit Number	Description of the Document
4.1	Registration Rights Agreement dated as of December 28, 2005 by and among Texas Roadhouse, Inc. and the holders identified therein.
5.1	Opinion of Frost Brown Todd LLC
23.1	Consent of KPMG LLP, an independent registered public accounting firm
23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)